Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA •92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:	Amanda C. Fowler, 949-250-5070
Investor Contact:	David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS

STRONG SECOND QUARTER RESULTS

•   SAPIEN XT Launch Fuels $53 Million in Transcatheter Valve Sales

•   2010 Earnings Per Share Guidance Raised

•   $2.5 Million Net Gain From Special Items

IRVINE, Calif., July 21, 2010 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in the science of heart valves and hemodynamic monitoring, today reported net income for the quarter ended June 30, 2010 of $57.5 million, or $0.48 per diluted share, compared to net income of $47.5 million, or $0.41 per diluted share(1), for the same period in 2009.  Second quarter diluted earnings per share increased 17.1 percent over last year.  Excluding the special items detailed in the reconciliation table below, second quarter diluted earnings per share grew 15.0 percent over last year.

Second quarter net sales increased 8.9 percent to $365.2 million.  Underlying(2) sales growth was 14.8 percent, which excludes foreign exchange, discontinued products and last year’s repair product return.

“This quarter was highlighted by impressive transcatheter heart valve sales, fueled by the recent launch of the SAPIEN XT valve in Europe,” said Michael A. Mussallem, Edwards Lifesciences’ chairman and CEO.  “Demand has been very strong, driven by high procedural success rates.  Based on our momentum, we are raising our full year transcatheter heart valve sales guidance to between $190 and $205 million.”

Sales Results

For the second quarter, the company reported Heart Valve Therapy sales of $214.8 million, representing 18.0 percent growth over last year.  Underlying sales grew 20.7 percent, which excludes $4.1 million of IMR and dETlogix repair products returned to customers in the second quarter of 2009.

“Our surgical heart valve sales grew 5.5 percent on an underlying basis, led by the continued global adoption of our Magna Ease heart valves and Physio II repair rings.  Sales in Japan were strong, while sales in the U.S. and Europe were consistent with the first quarter,” said Mussallem.

“In transcatheter heart valves, sales doubled versus the same quarter last year to $53.2 million.  This increase was due primarily to increased adoption in existing accounts driven by the launch of our lower profile SAPIEN XT with its NovaFlex transfemoral delivery system.  Also, at the end of the quarter, we began a disciplined launch of SAPIEN XT with the ASCENDRA 2 transapical delivery system.”

Critical Care sales were $110.5 million for the quarter, a decline from $113.0 million in the same quarter last year primarily due to the previously divested hemofiltration product line.  Underlying sales grew 7.7 percent over prior year, excluding the $12.3 million divestiture impact and foreign exchange.  Strong sales of premium products, led by the company’s FloTrac system, continued to drive growth.

Cardiac Surgery Systems sales for the quarter were $26.5 million, representing 10.0 percent growth over last year, which included a minimal benefit from foreign exchange.

Vascular sales were $13.4 million, a decline from $16.3 million in the same quarter last year due to the divestiture of the LifeStent product line.

Domestic and international sales for the second quarter were $144.7 million and $220.5 million, respectively.

Additional Operating Results

For the quarter, Edwards’ gross profit margin was 72.5 percent compared to 69.6 percent in the same period last year.  This increase was due primarily to an improved product mix and, to a lesser extent, manufacturing performance.

Selling, general and administrative expenses were $140.6 million for the quarter, or 38.5 percent of sales, compared to $128.5 million in the prior year.  The increase was driven mainly by higher transcatheter heart valve sales expenses.

Research and development expenses for the quarter were $50.6 million, or 13.9 percent of sales, an increase of $8.0 million over the prior year.  This increase was primarily the result of additional investments in the company’s transcatheter heart valve program.

Free cash flow for the quarter was $32.3 million, calculated as cash from operating activities of $48.0 million, minus capital expenditures of $15.7 million.

Total debt at June 30, 2010 was $177.5 million.  Cash and cash equivalents were $320.3 million at the end of the quarter, resulting in net cash of $142.8 million.

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On May 27, 2010, the company completed a two-for-one stock split of its outstanding shares of common stock in the form of a 100 percent stock dividend.  During the quarter, Edwards repurchased approximately 2.0 million shares of common stock on a post-split basis for $101.3 million.

Special Items

After careful consideration, the company decided to discontinue its MONARC transcatheter mitral valve program due to slow enrollment in the EVOLUTION II trial.  As a result, during the quarter, Edwards recorded a pre-tax charge of $8.3 million resulting primarily from the write-down of assets related to the MONARC program.

“We remain committed to extending our global leadership in transcatheter technology, and continue to make significant investments in developing solutions for patients suffering from mitral valve disease,” said Mussallem.

Additionally, during the quarter the company recorded a $9.8 million income tax benefit resulting from a partial settlement of a prior year tax audit.  The net impact of both special items resulted in an increase to net income of $2.5 million, which is detailed in the reconciliation table below.

Six-Month Results

For the six months ended June 30, 2010, the company recorded net income of $105.2 million, or $0.88 per diluted share, compared to $108.0 million, or $0.92 per diluted share(1) for 2009.  For the six months ended June 30, 2010, diluted earnings per share decreased 4.3 percent over last year.  Excluding special items detailed in the reconciliation table below, diluted earnings per share grew 14.7 percent.

Net sales for the first six months of 2010 increased 8.7 percent to $705.7 million.  Underlying sales growth was 12.2 percent.

Domestic and international sales for the six months were $283.0 million and $422.7 million, respectively.

During the first six months, the company repurchased approximately 4.1 million shares of common stock on a post-split basis for $199.3 million.

2010 Outlook

“Going forward, the strong outlook for our transcatheter heart valve sales is expected to offset the negative impact from the recent movement in foreign exchange rates.  While we continue to project total 2010 sales to be at the bottom of our full year guidance of $1.43 to $1.50 billion, we are raising our full year estimated underlying sales growth rate to between 12 and 14 percent,” said Mussallem.

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“For the full year, excluding special items, we are raising our diluted earnings per share guidance by two cents to $1.78 to $1.82, and now expect our non-GAAP net income growth to be approximately 20 percent.  For the third quarter 2010, we estimate diluted earnings per share will be between $0.40 and $0.42.”

About Edwards Lifesciences

Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring.  Driven by a passion to help patients, the company partners with clinicians to develop innovative technologies in the areas of structural heart disease and critical care monitoring that enable them to save and enhance lives.  Additional company information can be found at www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 5:00 p.m. ET to discuss its second quarter results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using account number 2995 and conference number 352824.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at www.edwards.com or www.edwards.com/InvestorRelations.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” or other similar expressions and include, but are not limited to, the Company’s financial goals or expectations for sales and sales growth, gross profit margin, net income and net income growth, earnings per share and free cash flow; regulatory approval of new products in, and competitive dynamics associated with, the Company’s heart valve therapy product line; the timing and progress of clinical studies relating to the Company’s transcatheter valve technologies and the market opportunity for these products; and the impact of foreign exchange and special items on the Company’s results.  Forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the Company does update or correct one or more of these statements, investors and others should not conclude that the Company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include the opportunities for the Company’s transcatheter valve programs and the ability of the Company to continue to lead in the development of this field; the Company’s success in developing new products, obtaining regulatory approvals, creating new market opportunities for its products and the timing of new

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product launches; the availability and amounts of reimbursement for the Company’s products, the availability of competitive products, the impact of currency exchange rates; the timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; and other risks detailed in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2009.

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures that exclude certain items, such as special charges and gains, results of discontinued and acquired product lines, and fluctuations in exchange rates.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.  Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  Certain guidance is provided on a non-GAAP (or “underlying”) basis that excludes special items, foreign exchange fluctuations, and discontinued products, due to the inherent difficulty in forecasting such items.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.  Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Edwards Lifesciences, Edwards, SAPIEN, SAPIEN XT, the stylized E logo, Magna Ease, Physio II, NovaFlex, ASCENDRA, ASCENDRA 2, MONARC, EVOLUTION II, and FloTrac are trademarks of Edwards Lifesciences Corporation.

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(1)  Prior year diluted earnings per share have been restated to reflect the company’s two-for-one stock split on May 27, 2010.

(2)  “Underlying” amounts are non-GAAP items and exclude discontinued and newly acquired products, foreign exchange fluctuations and other adjustments.  See the reconciliation tables below.

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EDWARDS LIFESCIENCES CORPORATION

Unaudited Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share data)	2010	2009	2010	2009

Net sales	$365.2	$335.5	$705.7	$649.0
Cost of goods sold	100.4	101.9	199.0	198.9

Gross profit	264.8	233.6	506.7	450.1

Selling, general and administrative expenses	140.6	128.5	274.6	250.4
Research and development expenses	50.6	42.6	95.8	82.5
Special charges (gains)	8.3	1.5	8.3	(29.3)
Interest expense, net	0.5	0.2	0.7	0.3
Other income, net	(1.6)	(2.0)	(4.6)	(1.6)

Income before provision for income taxes	66.4	62.8	131.9	147.8

Provision for income taxes	8.9	15.3	26.7	39.8

Net income	$57.5	$47.5	$105.2	$108.0

Earnings per share: (A)
Basic earnings per share	$0.51	$0.42	$0.93	$0.96
Diluted earnings per share	$0.48	$0.41	$0.88	$0.92

Weighted average common shares outstanding: (A)
Basic	113.4	112.4	113.3	112.1
Diluted	118.8	117.0	118.9	117.0

Operating Statistics
As a percentage of net sales:
Gross profit	72.5%	69.6%	71.8%	69.4%
Selling, general and administrative expenses	38.5%	38.3%	38.9%	38.6%
Research and development expenses	13.9%	12.7%	13.6%	12.7%
Income before provision for income taxes	18.2%	18.7%	18.7%	22.8%
Net income	15.7%	14.2%	14.9%	16.6%

Effective tax rate	13.4%	24.4%	20.2%	26.9%

Note: Numbers may not calculate due to rounding.

(A) All share and per share amounts were adjusted for the May 27, 2010 two-for-one stock split.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Balance Sheets

(in millions)

	June 30,	December 31,
	2010	2009
ASSETS

Current assets
Cash and cash equivalents	$320.3	$334.1
Accounts and other receivables, net	294.0	272.1
Inventories, net	182.3	165.9
Deferred income taxes	37.8	48.3
Prepaid expenses	49.0	33.7
Other current assets	35.5	35.1
Total current assets	918.9	889.2

Property, plant and equipment, net	249.8	252.0
Goodwill	315.2	315.2
Other intangible assets, net	74.3	86.7
Investments in unconsolidated affiliates	21.9	22.3
Deferred income taxes	50.0	37.1
Other assets	11.8	13.0

Total assets	$1,641.9	$1,615.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued liabilities	$247.7	$290.5
Long-term debt	177.5	90.3
Other long-term liabilities	98.9	76.8

Stockholders’ equity (A)
Common stock	115.1	76.1
Additional contributed capital	145.8	1,056.0
Retained earnings	1,011.2	906.0
Accumulated other comprehensive loss	(53.0)	(7.9)
Common stock in treasury, at cost	(101.3)	(872.3)
Total stockholders’ equity	1,117.8	1,157.9

Total liabilities and stockholders’ equity	$1,641.9	$1,615.5

(A)   Current year balances reflect the May 27, 2010 two-for-one stock split.  December 31, 2009 balances were not retroactively adjusted to reflect the stock split.

EDWARDS LIFESCIENCES CORPORATION

Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures that exclude certain items such as special charges and gains, results of discontinued products, and fluctuations in exchange rates.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  Certain guidance is provided only on a non-GAAP (or “underlying”) basis that excludes special items and foreign exchange fluctuations due to the inherent difficulty in forecasting such items.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, nor superior to, the corresponding measures calculated in accordance with GAAP.

The items described below are excluded from the GAAP financial results in the reconciliations that follow:

Gross profit - In the fourth quarter of 2008, the Company increased by $4.7 million its non-GAAP gross profit to exclude the impact of its voluntary retrieval of certain ring repair products pending clearance of its 510k application submission from the Food and Drug Administration. Upon the return of most of these ring repair products to customers in the second quarter of 2009, the Company excluded the $4.1 million impact from its non-GAAP gross profit. Given the magnitude and unusual nature of this adjustment relative to the operating results for the period presented, the financial impact of the retrieval has been excluded from non-GAAP net income.

Special Charges (Gains) - The Company incurred certain special charges and gains in 2010 and 2009 related to the following:

1)     MONARC program discontinuation:  $8.3 million charge in the second quarter of 2010 related to the write-down of assets, primarily intellectual property, due to the discontinuation of the Company’s EVOLUTION II clinical trial of the Edwards MONARC system;

2)     Milestone receipt and net loss on sale of assets:  $27.0 million gain in the first quarter of 2009 for achieving a milestone associated with the sale of the LifeStent product line; $1.5 million charge in the second quarter of 2009 for transaction costs and employee severance related to the sale of the hemofiltration product line;

3)     Sale of distribution rights:  $2.8 million gain in the first quarter of 2009 related to the sale of distribution rights in Europe of a specialty vascular graft;

4)     Reserve reversal:  $1.0 million gain in the first quarter of 2009 resulting from completion of the Lifepath AAA clinical obligations.

Given the magnitude and unusual nature of these special charges and gains relative to the operating results for the periods presented, these items have been excluded from non-GAAP net income.

Provision For Income Taxes - During the second quarter of 2010, the Company recorded a $9.8 million income tax benefit resulting from a partial settlement of a prior year tax audit. Given the magnitude and unusual nature of the tax event relative to the periods presented, it has been excluded from non-GAAP net income.

Results of Discontinued and Other Products — The Company has discontinued certain products during the periods presented.  As discontinued products do not have a continuing contribution to operations, management believes that excluding such items from the Company’s sales growth provides investors with a means of evaluating the Company’s on-going operations. In light of the significance of the impact these products had on the sales growth of the Company, the sales results of these products have been detailed in the “Unaudited Reconciliation of Sales by Product Line and Region.”

Foreign Exchange - Fluctuation in exchange rates impacts the comparative results and sales growth rates of the Company’s underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the “Unaudited Reconciliation of Sales by Product Line and Region.”

EDWARDS LIFESCIENCES CORPORATION

Reconciliation of GAAP to Non-GAAP Financial Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share data)	2010	2009	2010	2009

GAAP net income	$57.5	$47.5	$105.2	$108.0

Reconciling items:

Gross profit
Sale of ring repair products	—	(4.1)	—	(4.1)

Special charges (gains) (A)
1) MONARC program discontinuation	8.3	—	8.3	—
2) Milestone receipt and net loss on sale of assets	—	1.5	—	(25.5)
3) Sale of distribution rights	—	—	—	(2.8)
4) Reserve reversal	—	—	—	(1.0)
Total special charges (gains)	8.3	1.5	8.3	(29.3)

Provision for income taxes
Tax effect on non-GAAP adjustments (B)	(1.0)	1.5	(1.0)	12.8
Tax audit settlement	(9.8)	—	(9.8)	—
Total provision for income taxes	(10.8)	1.5	(10.8)	12.8

Non-GAAP net income	$55.0	$46.4	$102.7	$87.4

Non-GAAP earnings per share: (C)
Basic non-GAAP earnings per share	$0.49	$0.41	$0.91	$0.78
Diluted non-GAAP earnings per share	$0.46	$0.40	$0.86	$0.75

Non-GAAP weighted average shares outstanding: (C)
Basic	113.4	112.4	113.3	112.1
Diluted	118.8	117.0	118.9	117.0

Note: Numbers may not calculate due to rounding.

(A)  See description of “Special charges (gains)” on the previous page.

(B)  The tax effect on non-GAAP adjustments is calculated using the relevant tax jurisdictions’ statutory tax rates.

(C)  All share and per share amounts were adjusted for the May 27, 2010 two-for-one stock split.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of Sales by Product Line and Region

($ in millions)

					2010 Adjusted		2009 Adjusted
Sales by Product Line (QTD)	2Q 2010	2Q 2009	Change	GAAP Growth Rate	Discontinued/ Other Product Line Impact	2Q 2010 Underlying Sales	Discontinued/ Other Product Line Impact	FX Impact	2Q 2009 Underlying Sales	Underlying Growth Rate *
Heart Valve Therapy	$214.8	$182.1	$32.7	18.0%	$—	$214.8	$(4.1)	$(0.1)	$177.9	20.7%
Critical Care	110.5	113.0	(2.5)	(2.2)%	—	110.5	(12.3)	1.9	102.6	7.7%
Cardiac Surgery Systems	26.5	24.1	2.4	10.0%	—	26.5	(0.1)	0.3	24.3	9.0%
Vascular	13.4	16.3	(2.9)	(17.8)%	—	13.4	(2.9)	(0.3)	13.1	1.0%
Total Sales	$365.2	$335.5	$29.7	8.9%	$—	$365.2	$(19.4)	$1.8	$317.9	14.8%

					2010 Adjusted		2009 Adjusted
Sales by Product Line (YTD)	YTD 2Q 2010	YTD 2Q 2009	Change	GAAP Growth Rate	Discontinued/ Other Product Line Impact	YTD 2010 Underlying Sales	Discontinued/ Other Product Line Impact	FX Impact	YTD 2009 Underlying Sales	Underlying Growth Rate *
Heart Valve Therapy	$411.5	$352.5	$59.0	16.7%	$—	411.5	$(4.2)	$5.8	$354.1	16.2%
Critical Care	215.6	217.5	(1.9)	(0.9)%	—	215.6	(22.1)	5.5	200.9	7.3%
Cardiac Surgery Systems	51.3	46.6	4.7	10.1%	—	51.3	(0.1)	0.9	47.4	8.2%
Vascular	27.3	32.4	(5.1)	(15.7)%	—	27.3	(5.9)	0.3	26.8	1.1%
Total Sales	$705.7	$649.0	$56.7	8.7%	$—	$705.7	$(32.3)	$12.5	$629.2	12.2%

Sales by Region (QTD)	2Q 2010	2Q 2009	Change	GAAP Growth Rate
United States	$144.7	$143.5	$1.2	0.8%
Europe	116.1	102.6	13.5	13.2%
Japan	60.5	52.4	8.1	15.5%
Rest of World	43.9	37.0	6.9	18.6%
International	220.5	192.0	28.5	14.8%
Total	$365.2	$335.5	$29.7	8.9%

Sales by Region (YTD)	YTD 2Q 2010	YTD 2Q 2009	Change	GAAP Growth Rate
United States	$283.0	$278.4	$4.6	1.7%
Europe	223.8	201.4	22.4	11.1%
Japan	116.5	101.8	14.7	14.4%
Rest of World	82.4	67.4	15.0	22.3%
International	422.7	370.6	52.1	14.1%
Total	$705.7	$649.0	$56.7	8.7%

* Numbers may not calculate due to rounding.